Establishment of New Fund,

its Investment Objectives, Policies,

and Restrictions

December 10, 2025

RESOLVED, that pursuant to Article III, Section 6 of the Trust’s Declaration of Trust, there hereby is established and designated an additional series of the Trust to be called the Miller Convertible Growth ETF, to be considered for all purposes under the Declaration of Trust as a “Series” and to have all the rights and privileges of a Series specified in said Declaration of Trust, respectively; and it was further

RESOLVED, that the investment objectives, investment policies and investment limitations with respect to the Miller Convertible Growth ETF be, and the same hereby are, approved with such changes as the officers filing any post-effective amendments to the Trust’s Registration Statement with the Securities and Exchange Commission (“SEC”) may approve, with the advice of counsel, and such officers are authorized to make such other filings and to take such other actions related to such post-effective amendments deemed necessary or appropriate by the appropriate officers of the Trust; and it was further

RESOLVED, that the appropriate officers of the Trust be, and each of them hereby is, authorized to file with the SEC any necessary application for relief from provisions of the Investment Company Act of 1940, as amended (the “1940 Act”) and to take all other actions necessary for the establishment of the Miller Convertible Growth ETF and the registration, qualification, issuance and sales of shares of the Miller Convertible Growth ETF with the SEC, including amending and restating any contracts of the Trust to add the Miller Convertible Growth ETF, and to take any or all actions necessary on behalf of the Trust with the securities authorities of all states deemed necessary or appropriate by the appropriate officers of the Trust; and it was further

RESOLVED, that the appropriate officers of the Trust be, and each them hereby is, authorized to issue and redeem from time to time shares of beneficial interest in the Miller Convertible Growth ETF, at any time after the effective date and time of the post-effective amendments as the same may be amended from time to time, the requirements of the Trust’s Declaration of Trust and By-Laws, and in accordance with applicable law, and that said shares of beneficial interest, when issued for the consideration described in said post-effective amendment, as may be amended from time to time, shall be validly issued, fully paid and non-assessable by the Trust; and it was further

RESOLVED, that the appropriate officers of the Trust be, and each of them hereby is, authorized and empowered to take all actions as they or any of them in his or her discretion, with the advice of counsel, may deem necessary or appropriate to carry out the intents and purposes of the foregoing resolutions.

1.Each Fund shall be authorized to invest in cash, securities or property of every nature and kind.  Each share of beneficial interest of each Fund (“share”) shall be redeemable, shall be entitled to one vote (or fraction thereof in respect of a fractional share) on matters on which shares of that Fund shall be entitled to vote and shall represent a pro rata beneficial interest in the assets allocated to that Fund, all as provided in the Declaration of Trust.  The proceeds of sales of shares of each Fund, together with all assets in which such consideration is invested or reinvested, all income, earnings, profits, and proceeds thereof from whatever source derived, and any funds or payments derived from any reinvestment of such proceeds in whatever form the same may be, shall irrevocably be held with respect to that Fund for all purposes, subject only to the rights of creditors with respect to that Fund, unless otherwise required by law.  Each share of a Fund shall be entitled to receive its pro rata share of net assets of that Fund upon liquidation of that Fund.

2. Shareholders of each Fund shall vote separately as a class to the extent provided in Rule 18f-3, as from time to time in effect, under the Investment Company Act of 1940.

3. The assets and liabilities of the Trust shall be allocated among the above-referenced Funds as set forth in Section 6 of Article III of the Declaration of Trust, except as provided below:

(a) Costs incurred by each Fund in connection with its organization and start-up, including Federal and state registration and qualification fees and expenses of the initial public offering of such Fund’s shares, shall (if applicable) be borne by such Fund, provided that such fees and expenses may be and deferred and amortized over the five year period beginning on the date that such Fund commences operations as provided in the Declaration of Trust.

(b) The liabilities, expenses, costs, charges and reserves of the Trust (other than the investment advisory fees or the organizational expenses paid by the Trust) which are not readily identifiable as belonging to any particular Fund shall be allocated among the Funds on an equitable basis as determined by the Trustees.

4. The Trustees (including any successor Trustees) shall have the right at any time and from time to time to reallocate assets and expenses or to change the designation of any Fund now or hereafter created, or to otherwise change the special and relative rights of any such Fund, and to terminate any Fund or add additional Funds, in each case as provided in the Declaration of Trust.

5. The Trust or any Fund may merge or consolidate with or into one or more business trusts or other business entities formed or organized or existing under the laws of the State of Delaware or any other state or the United States or any foreign country or other foreign jurisdiction pursuant to an agreement of merger or consolidation approved by a majority of the Trustees.  Upon making provision for the payment of all outstanding obligations, taxes and other liabilities, accrued or contingent, of such Fund, the Trustees shall distribute the remaining assets of such Fund ratably among the holders of the outstanding shares.  Upon completion of the distribution of the remaining proceeds or the remaining assets as provided in this paragraph 6, the Fund shall terminate and the Trustees shall be discharged of any and all further liabilities and duties hereunder with respect to such Fund and the right, title and interest of all parties with respect to such Fund shall be canceled and discharged as provided in the Declaration of Trust.

IN WITNESS WHEREOF, the undersigned has executed this instrument as of this 10th  day of December 2025.

/s/Michael Miller	/s/Neal Chorney
Michael Miller,	Neal Chorney.
as Trustee and not individually	as Trustee and not individually

/s/Michael Blank	/s/Daniel Mainzer
Michael Blank,	Daniel Mainzer,
as Trustee and not individually	as Trustee and not individually